UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 4, 2011

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	20-8365999
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 Harrison Street, Suite 315A, Hoboken, New Jersey 07030
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 1-800-689-3939

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 19, 2011, we arranged for the sale of $1,000,000 in convertible debentures as previously disclosed in our current report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2011.

On May 4, 2011, we issued one $500,000 convertible debenture to one investor. The remainder of the convertible debentures is expected to close within the next month. The investor exercised their option to acquire 33,334 shares and 33,334 warrants of our Company at an aggregate purchase price of $100,000. The warrants will be exercisable at $4.00 per share for two years.

The convertible debenture may be converted at any time, prior to maturity, into units of our company at a conversion price of $3.00 per share. Each unit is comprised of one share of common stock and one warrant, with each warrant exercisable into one additional common share for two years at an exercise price of $4.00. The convertible debenture is an unsecured obligation of our company and carries an interest rate equal to the 8% per annum on the principal amount. The convertible debenture will mature on the earliest of (a) May 4, 2012; (b) conversion of the debentures; or (c) early retirement of the debentures.

We issued the securities to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1	Form of subscription agreement for convertible debenture
10.2	Form of warrant certificate
99.1	May 6, 2011 news release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

/s/ Harvey Lalach
Harvey Lalach
President, Chief Operating Officer and Director
Date: May 6, 2011